Exhibit (6)(hh)

College Retirement Equities Fund

730 Third Avenue, New York, NY 10017-3206

Telephone: [800-842-2733]

Minimum Distribution Unit-Annuity Election Endorsement

Effective Date:                  [mo /day/year, or upon receipt]

This endorsement is attached to and becomes part of annuity certificate number:	[DA00000-0]

[The purpose of this endorsement is to acknowledge your election of the minimum distribution income option or death benefit payment method (“the MD Election”) in settlement of the following accumulations from the above certificate:

xxx.xxxx	units from	Account 1
xxx.xxxx	units from	Account 2
xxx.xxxx	units from	Account 3]

[or:

The purpose of this endorsement is to acknowledge your election of the minimum distribution income option or death benefit payment method (“the MD Election”) in conjunction with the election of this option under TIAA certificate number A11111-1 ]

Date of First Periodic Payment: [04 01 2013]

The terms of the endorsement previously attached to your certificate describing your previous MD Election apply to this election as well.

President and Chief Executive Officer